Exhibit 99.2
Selected Financial Data
Cohu, Inc. and Rasco GmbH
Unaudited Pro Forma Condensed Combined Financial Statements
Description of Transaction
Cohu, Inc. (referred to as “Cohu”, “we”, “our” and “us”), through its wholly owned semiconductor equipment subsidiary, Delta Design, Inc., a Delaware corporation, and certain subsidiaries of Delta Design (collectively, “Delta”), entered into a Share Purchase and Transfer Agreement and an Asset Purchase Agreement (collectively, the “Purchase Agreements”) on December 5, 2008 and December 9, 2008, respectively, with Dover Electronic Technologies, Inc. and other subsidiaries of Dover Corporation (collectively, “Dover”), pursuant to which Delta acquired all of the outstanding share capital of Rasco GmbH, a limited liability company formed pursuant to the laws of the Federal Republic of Germany, Rosenheim Automation Systems Corporation, a California corporation, and certain assets of Rasco Automation Asia (collectively “Rasco”). Rasco, headquartered near Munich, Germany, designs, manufactures and sells Gravity-Feed and Strip Semiconductor Test Handlers used in final test operations by semiconductor manufacturers and test subcontractors.
The purchase price of this acquisition was approximately $81.6 million, and was funded primarily by cash reserves ($80.0 million), other acquisition costs ($1.6 million) and certain liabilities assumed ($18.6 million which includes approximately $8.2 million of deferred tax liabilities). The acquisition was considered a business in accordance with EITF 98-3, “Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business”, and the total cost of the acquisition was allocated to the assets acquired and liabilities assumed based on their estimated respective fair values, in accordance with Financial Accounting Standards Board (“FASB”) Statement No. 141, Business Combinations, (“Statement No. 141”). The Rasco acquisition resulted in the recognition of a preliminary estimate of goodwill of approximately $41.3 million. The goodwill has been assigned to our semiconductor equipment segment.
The unaudited pro forma condensed combined financial information reflecting the combination of Cohu and Rasco is provided for informational purposes only. The pro forma information is not necessarily indicative of what the companies’ results of operations actually would have been had the acquisition been completed on the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.
The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting with Cohu treated as the acquirer. Accordingly, the historical consolidated financial information has been adjusted to give effect to the impact of the consideration issued in connection with the acquisition.
The unaudited pro forma condensed combined balance sheet presents our historical financial position combined with Rasco’s as if the acquisition occurred on September 27, 2008, and includes adjustments which give effect to events that are directly attributable to the transaction. Our cost to acquire Rasco has been allocated to the assets acquired and liabilities assumed based upon management’s preliminary internal valuation estimate of their respective fair values as of the date of the acquisition. Definitive allocations will be performed and finalized based upon certain valuations and other studies that will be performed by Cohu with the assistance, in some cases, of outside valuation specialists. Accordingly, the purchase allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information and are subject to revision based on a final determination of fair value.
The unaudited pro forma condensed combined statements of operations include certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as amortization expense of acquired tangible and intangible assets. The unaudited pro forma condensed combined statements of operations do not include the impacts of any revenue, cost or other operating synergies that may result from the acquisition.
Cohu’s fiscal years are based on a 52- or 53-week period ending on the last Saturday in December, whereas prior to the acquisition, Rasco had a December 31st calendar year end. In the unaudited pro forma condensed combined statement of operations for the year ended December 29, 2007, Rasco’s operating results are as of December 31, 2007 which is within 2 days of Cohu’s year-end. Information related to Rasco’s results for the

Selected Financial Data
Cohu, Inc. and Rasco GmbH
Unaudited Pro Forma Condensed Combined Financial Statements
year ended December 31, 2007 was derived from its historical audited financial statements as of and for the year ended December 31, 2007 included in this current report as Exhibit 99.3. In order to prepare the unaudited pro forma condensed combined balance sheet as of September 27, 2008 and statement of operations for the nine month period ended September 27, 2008, Rasco’s historical combined statement of position and operating results for the nine-month period ended September 30, 2008, which is within 3 days of Cohu’s most recent unaudited interim period, were derived from their interim unaudited financial statements included in this current report as Exhibit 99.4.

Selected Financial Data
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 27, 2008
(in thousands)

	Cohu, Inc.	Rasco
	September 27,	September 30,	Pro Forma		Pro Forma
	2008 (a)	2008 (b)	Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$71,170	$17	$(1,637)	(c)	$69,550
Short-term investments	100,009	—	(80,000)	(c)	20,009
Accounts receivable, net	34,464	9,934	(193)	(d)	44,205
Inventories:
Raw materials and purchased parts	24,724	1,652	—		26,376
Work in process	11,954	1,722	551	(e)	14,227
Finished goods	11,659	2,305	102	(e)	14,066

	48,337	5,679	653		54,669
Deferred income taxes	15,890	190	—		16,080
Other current assets	6,094	86	—		6,180
Current assets of discontinued operations	5	—	—		5

Total current assets	275,969	15,906	(81,177)		210,698
Property, plant and equipment, at cost:
Land and land improvements	7,052	4,602	270	(f)	11,924
Buildings and building improvements	23,756	5,753	(1,374)	(f)	28,135
Machinery and equipment	31,803	2,516	(2,100)	(f)	32,219

	62,611	12,871	(3,204)		72,278
Less accumulated depreciation and amortization	(33,516)	(3,215)	3,215	(f)	(33,516)

Net property, plant and equipment	29,095	9,656	11		38,762
Deferred income taxes	3,150	—	—		3,150
Goodwill	16,370	38,492	(6,430)	(g)	48,432
Intangible assets	4,954	22,133	13,627	(h)	40,714
Other assets	180	988	(280)	(i)	888
Noncurrent assets of discontinued operations held for sale	471	—	—		471

	$330,189	$87,175	$(74,249)		$343,115

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,738	$1,628	$—		$11,366
Accrued compensation and benefits	9,121	2,006	(456)	(j)	10,671
Accrued warranty	5,118	962	—		6,080
Customer advances	3,050	—	—		3,050
Deferred profit	4,784	—	—		4,784
Income taxes payable	894	244	—		1,138
Other accrued liabilities	5,036	358	—		5,394
Current liabilities of discontinued operations	144	—	—		144

Total current liabilities	37,885	5,198	(456)		42,627
Other accrued liabilities	3,011	122	(122)	(j)	3,011
Deferred income taxes	3,593	6,255	1,929	(k)	11,777
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	23,256	—	—		23,256
Paid-in capital	59,932	—	—		59,932
Retained earnings	202,988	—	—		202,988
Divisional equity	—	59,792	(59,792)	(l)	—
Accumulated other comprehensive income (loss)	(476)	15,808	(15,808)	(l)	(476)

Total stockholders’ equity	285,700	75,600	(75,600)		285,700

	$330,189	$87,175	$(74,249)		$343,115

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Selected Financial Data
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 29, 2007
(in thousands, except per share amounts)

	Cohu, Inc.	Rasco
	December 29,	December 31,	Pro Forma		Pro Forma
	2007 (a)	2007 (b) (c)	Adjustments		Combined
Net sales	$241,389	$45,853	$—		$287,242
Cost and expenses:
Cost of sales	162,577	27,031	3,543	(d)	193,151
Research and development	38,336	4,820	—		43,156
Selling, general and administrative	36,188	12,905	(2,180	) (d)	46,913

	237,101	44,756	1,363		283,220

Income from operations	4,288	1,097	(1,363)		4,022
Interest income	8,400	28	(4,319	) (e)	4,109
Other expense, net	—	(191)	(159	) (f)	(350)

Income from continuing operations before income taxes	12,688	934	(5,841)		7,781
Income tax provision (benefit)	4,667	(2,361)	(2,161	) (g)	145

Income from continuing operations	$8,021	$3,295	$(3,680)		$7,636

Income per share from continuing operations:
Basic income per share	$0.35				$0.33
Diluted income per share	$0.34				$0.33

Weighted average shares used in computing income per share:
Basic	22,880				22,880

Diluted	23,270				23,270

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Selected Financial Data
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Nine Months Ended September 27, 2008
(in thousands, except per share amounts)

	Cohu, Inc.	Rasco
	September 27,	September 30,	Pro Forma		Pro Forma
	2008 (a)	2008 (b) (c)	Adjustments		Combined
Net sales	$158,258	$36,365	$—		$194,623
Cost and expenses:
Cost of sales	101,453	20,936	2,954	(d)	125,343
Research and development	29,582	2,653	—		32,235
Selling, general and administrative	27,652	11,567	(1,816	)(d)	37,403

	158,687	35,156	1,138		194,981

Income (loss) from operations	(429)	1,209	(1,138)		(358)
Interest income	4,282	—	(2,192	)(e)	2,090
Other income, net	—	319	—		319

Income from continuing operations before income taxes	3,853	1,528	(3,330)		2,051
Income tax provision (benefit)	1,690	(27)	(1,123	)(g)	540

Income from continuing operations	$2,163	$1,555	$(2,207)		$1,511

Income per share from continuing operations:
Basic income per share	$0.09				$0.07
Diluted income per share	$0.09				$0.06

Weighted average shares used in computing income per share:
Basic	23,142				23,142

Diluted	23,380				23,380

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Selected Financial Data
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS
Note 1. Basis of Pro Forma Presentation
On December 9, 2008 Cohu completed its acquisition of Rasco. The unaudited pro forma condensed combined financial statements have been prepared to give effect to the completed acquisition, which was accounted for as a purchase business combination in accordance with Statement No. 141.
Under the purchase method of accounting, the total estimated purchase price is allocated to Rasco’s net tangible and intangible assets based on their estimated fair values as of December 9, 2008, the effective date of the acquisition. The table below represents a preliminary allocation of purchase price based on management’s internal evaluation to estimate their respective fair values, as described in the introduction to these unaudited pro forma condensed combined financial statements (in thousands):

Current assets	$14,173
Fixed assets	8,375
Other assets	636
Intangible assets	33,360
In-process research and development (IPR&D)	2,400
Goodwill	41,336

Total assets acquired	100,280
Current liabilities assumed	(18,643)

Net assets acquired	$81,637

Upon completion of the fair value assessment, Cohu anticipates that the ultimate purchase price allocation may differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will likely be allocated to intangible assets (excluding IPR&D) or residual goodwill. Fluctuations in the exchange rate of the Euro, the functional currency of Rasco, impact the U.S. dollar value of the goodwill and intangible assets in our consolidated financial statements and, as a result, the future gross carrying value and amortization of the acquired intangible assets may differ from the amounts presented below.
Of the total purchase price, $33.4 million has been allocated to definite and indefinite-lived intangible assets acquired. Definite-lived intangible assets of $31.2 million consist of the value assigned to Rasco’s unpatented complete technology of $26.3 million and customer relationships of $4.9 million. The amortization related to these intangible assets is reflected as pro forma adjustments to the unaudited pro forma condensed combined statement of operations. Any excess of the purchase price over the estimated fair value of the net assets acquired has been recorded as goodwill. The acquisition was nontaxable and certain of the assets acquired, including goodwill and intangibles, will not be deductible for tax purposes.
As required by FASB Interpretation No. 4, “Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method”, the portion of the purchase price allocated to IPR&D was expensed immediately upon the closing of the acquisition. Therefore, the $2.4 million related to IPR&D was included as an expense in our results of operations as of the date of the acquisition; however, it has not been included in the unaudited pro forma condensed combined statement of operations since such adjustment is non-recurring in nature. There is no tax benefit related to this charge.
There are several methods that can be used to determine the estimated fair value of the acquired IPR&D. The fair value of the IPR&D was determined using the “income method” approach which applies a probability weighting to the estimated future net cash flows that are derived from projected sales revenues and estimated costs. These projections are based on factors such as relevant market size, historical pricing of similar products, and expected industry trends. The estimated future net cash flows are then discounted to the present value using an appropriate discount rate.

Selected Financial Data
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS
The preliminary allocation of the other intangible assets included in these pro-forma financial statements is as follows:

	Estimated
	Fair Value	Estimated Average
Description	(in thousands)	Remaining Useful Life

Unpatented complete technology	$26,300	8 years
Customer relationships	4,860	8 years
Trade name	2,200	Indefinite

	$33,360

The value assigned to Rasco’s unpatented complete technology was determined by discounting the estimated future cash flows associated with the existing developed and core technologies to their present value. Developed and core technology, which comprise products that have reached technological feasibility, includes the products in Rasco’s product line. The revenue estimates used to value the unpatented complete technology were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by Rasco and its competitors. The rates utilized to discount the net cash flows of unpatented complete technology to their present value are based on the risks associated with the respective cash flows taking into consideration the Company’s weighted average cost of capital.
The value assigned to Rasco’s customer relationships was determined by discounting the estimated cash flows associated with the existing customers as of the acquisition date taking into consideration expected attrition of the existing customer base. The estimated cash flows were based on revenues for those existing customers net of operating expenses and net contributory asset charges associated with servicing those customers. The estimated revenues were based on revenue growth. Operating expenses were estimated based on the supporting infrastructure expected to sustain the assumed revenue growth rates. Net contributory asset charges were based on the estimated fair value of those assets that contribute to the generation of the estimated cash flows.
The acquired intangible assets related to the Rasco acquisition will result in the following approximate annual amortization expense in future periods (in thousands):

2008	$243
2009	3,895
2010	3,895
2011	3,895
2012	3,895
2013	3,895
There after	11,442

Total	$31,160

Note 2. Pro Forma Adjustments
Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to Rasco’s net tangible and intangible assets to a preliminary estimate of the fair values of those assets, to reflect the amortization expense related to the estimated amortizable intangible assets and to reclassify certain of Rasco’s amounts to conform to Cohu’s presentation.
In the process of finalizing our purchase price allocation, if information becomes available which would indicate the existence of a material preacquisition contingency and it is determined that events giving rise to the contingency occurred prior to the acquisition date and the amounts can be reasonably estimated, such items will be included in our final purchase price allocation.

Selected Financial Data
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS
The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet are as follows:
(a)	Represents Cohu’s historical consolidated statement of position as of September 27, 2008.

(b)	Represents Rasco’s historical combined statement of position as of September 30, 2008.

(c)	Adjustment to reflect the cash paid to Dover and other transaction related costs, of approximately $81.6 million.

(d)	Adjustment to reflect the estimated fair value of trade receivables acquired.

(e)	Adjustment to reflect the estimated fair value of inventories acquired.

(f)	Adjustment to record certain real estate assets and machinery and equipment at estimated fair value.

(g)	Adjustment to reflect the estimated fair value of goodwill based on net assets acquired as if the acquisition occurred on September 27, 2008. The $9.2 million difference between the $32.1 million recorded on a pro forma basis and the actual preliminary balance as of the acquisition date, excluding the elimination of existing Rasco goodwill, is the result of changes in the net assets and liabilities of Rasco, due to normal operating activities and changes in exchange rates, between September 27, 2008 and December 9, 2008.

(h)	Adjustment of approximately $13.6 million, to record identifiable intangible assets at estimated fair value. Included in this amount is approximately $2.4 million associated with acquired in-process research and development activities that will be charged to expense in the first reporting period subsequent to the acquisition of Rasco.

(i)	Adjustment to eliminate certain assets not acquired by Cohu including Rasco’s investment in ESMO AG of approximately $0.2 million and $0.1 million related to a pension assets.

(j)	Adjustment to eliminate certain liabilities of Rasco not acquired by Cohu primarily $0.5 million in accrued employee incentive compensation and $0.1 million related to a pension obligation.

(k)	Adjustment of approximately $8.2 million, excluding the elimination of existing Rasco deferred taxes, to record the tax effects of the various purchase accounting entries recorded as a result of the acquisition.

(l)	Adjustment to reflect the elimination of Rasco shareholder equity accounts.
The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations are as follows:
(a)	Represents Cohu’s historical consolidated statement of operations for the year ended December 29, 2007 and the nine months ended September 27, 2008.

(b)	Represents Rasco’s historical combined statement of operations for the year ended December 31, 2007 and the nine months ended September 30, 2008.

(c)	Certain reclassifications have been made to the presentation of Rasco’s historical consolidated statement of operations for the year ended December 31, 2007 and the nine months ended September 30, 2008 to conform to Cohu’s presentation. We have reclassified approximately $4.8 million and $2.7 million from selling general and administrative expenses to research and development expense, respectively. These reclassifications had no effect on Rasco’s historical results of operations.

(d)	Adjustment to reflect estimated additional intangible asset amortization expense of $1.4 million and $1.1 million for the year ended December 29, 2007 and the nine months ended September 27, 2008, respectively, resulting from the fair value adjustments to Rasco’s intangible assets. Adjustment also includes a reclassification of expense amounts from selling, general and administrative to cost of sales.

Selected Financial Data
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS
(e)	Represents the estimated reduction in interest income earned on Cohu’s cash and short term investments (cash reserves) of approximately of $4.3 million and $2.2 million for the year ended December 29, 2007 and the nine months ended September 27, 2008, respectively. We have assumed that the purchase price of $81.6 million was paid on the first day of each period and the estimated reduction to interest income was derived based on the average yield earned by Cohu for the applicable periods.

(f)	Adjustment to eliminate dividends received by Rasco from its investment in ESMO AG an investment which was not acquired by Cohu. As this transaction will not be part of the ongoing Rasco entity acquired by Cohu, we believe this adjustment is appropriate.

(g)	Adjustment to apply the applicable estimated statutory rates to the pretax earnings of the pro forma adjustments for the year ended December 29, 2007 and the nine months ended September 27, 2008.